Exhibit 99.1

FOR IMMEDIATE RELEASE

JANUARY 14, 2013

Owens & Minor Names Interim

Chief Financial Officer & Chief Accounting Officer

RICHMOND, VA….Owens & Minor, Inc. (NYSE-OMI) announced today that Michael W. Lowry, Operating Vice President, Treasurer of Owens & Minor, will assume the roles of Interim Chief Financial Officer and Interim Chief Accounting Officer of Owens & Minor. Lowry, 50, who has worked at Owens & Minor since 1988, was appointed Treasurer in 2009.

Lowry will replace D. Andrew Edwards, 54, Corporate Vice President, Controller, Chief Accounting Officer & Acting Chief Financial Officer, who is leaving the company effective February 7, 2013, to pursue a new career opportunity. Edwards joined Owens & Minor in 2009. “Drew has been a strong leader and a valued contributor to Owens & Minor during his tenure with us,” said Craig R. Smith, President & Chief Executive Officer of Owens & Minor. “We thank him for his many efforts on our behalf and wish him well as he pursues a new career opportunity.”

Lowry, who began his career in public accounting, has extensive experience in debt refinancing, credit management, treasury management and mergers and acquisitions. Lowry will report to Craig R. Smith, President & Chief Executive Officer, during the transition phase, as the company seeks a chief financial officer and a chief accounting officer.

“For 25 years, Mike has faithfully served the company, our customers and our teammates, and we greatly value his contributions and his willingness to take on this temporary, but highly important, role for the company,” said Smith. “We are very pleased that Mike is stepping into this interim role for Owens & Minor, as we continue in our search for a chief financial officer.”

Information on www.Owens-Minor.com

Owens & Minor uses its website, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor also offers global third-party logistics services to pharmaceutical and medical device manufacturers through its European business unit, Movianto, and through its U.S.-based service, OM HealthCare Logistics. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare suppliers and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556; chuck.graves@owens-minor.com

Source: Owens & Minor